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                                 Exhibit 99.2

Perry Ellis International, Inc. Completes Acquisition of Jantzen Inc. Assets From VF Corporation

Move Marks PEI's First Entree Into Women's and Swimwear Industries

Miami - March 22, 2002 - Perry Ellis International, Inc., (Nasdaq: PERY) today announced that it has completed the acquisition of certain assets of Jantzen Inc. from VF Corporation (NYSE: VFC). The intent to sign an agreement for the acquisition was announced February 14, 2002.

At approximately $70 million of annual revenue, the Jantzen acquisition will represent about 20% of Perry Ellis International's revenues and marks the company's first entree into the women's and swimwear markets. Jantzen Inc. has been a leader in swimwear fashion over 92 years.

Perry Ellis International purchased all of Jantzen's intellectual property as well as a limited amount of inventory for the 2003 season for approximately $25 million. Perry Ellis will continue to operate the Jantzen business from its current Portland, OR headquarters. Perry Ellis has also secured the option to purchase Jantzen's Seneca, SC distribution center. The acquisition was financed with a portion of the proceeds from Perry Ellis' $57.0 million private offering of 91/2% senior secured notes due 2009.

The Jantzen brand is consistently ranked among the highest brands in consumer awareness and present a great opportunity to capitalize on its worldwide reputation for high quality swimwear. The brand will represent a year-round casual "resort lifestyle" focusing on women's and the junior markets in a variety of product categories. Perry Ellis plans to re-launch Jantzen's men's casual sportswear business as well as license women's sportswear.

"We are delighted to officially welcome Jantzen to our company's family of brands," said George Feldenkreis, Chairman and CEO, Perry Ellis International. "Jantzen provides Perry Ellis International with an outstanding opportunity to extend into the women's and swimwear markets. The acquisition is a perfect fit, leveraging our core competencies of design, global sourcing and sales to multiple distribution channels, which will help the Jantzen brand achieve its full potential."

"The VF Corporation made the strategic decision to sell Jantzen, and we believe that Perry Ellis International is uniquely qualified to grow Jantzen's powerful brand and continue the successes brought to Jantzen by VF," said Mackey J. McDonald, Chairman, President and CEO, VF Corporation.

"Jantzen is a brand leader in the swimwear industry and we are pleased and proud of this acquisition," said Oscar Feldenkreis, President and COO, Perry Ellis International. "The acquisition of Jantzen presents our company with a great opportunity to capitalize on Jantzen's
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worldwide reputation for high quality swimwear. We are committed to advancing the brand equity through cohesive marketing and business strategy."

About Perry Ellis International, Inc.

Perry Ellis International, Inc. markets men's, women's and children's products in over 40 different categories under the Perry Ellis(R), Perry Ellis Portfolio(R) and Perry Ellis America(R) trademarks. Perry Ellis products are available in the United States and in more than 26 countries with worldwide retail sales of over $1.5 billion. Supreme International, a division of PEI manufactures, markets and distributes other trademarks both domestically and internationally including, Munsingwear(R), John Henry(R), Manhattan(R), and PING Collection(R) among others. Additional information on PEI is available at http://www.perryelliscorporate.com.
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About the VF Corporation

VF Corporation (NYSE: VFC) is the world's largest apparel company and a leader in jeanswear, intimate apparel, playwear, workwear and daypacks. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Lee Sport(R), Healthtex(R), JanSport(R), Eastpak(R), Red Kap(R) and The North Face(R). VF Corporation's press releases, annual report and other information can be accessed through the Company's home page at http://www.vfc.com
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Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of PEI could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risk relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Perry Ellis International, Miami
Jonathan Mayer, 305/418-1263
Rosemary Trudeau, 305/418-1294
or
VF Services, Inc., New York
Cindy Knoebel, 212/696-1110, ext. 5320